Exhibit 14.1

CORPORATE CAPITAL TRUST, INC.

AMENDED AND RESTATED RULE 17j-1 CODE OF ETHICS

This Amended and Restated Rule 17j-1 Code of Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Corporate Capital Trust, Inc. (the “Company”) in accordance with Rule 17j-1 under the 1940 Act. Terms that are capitalized in this Code and not otherwise defined are defined in Section 1 below.

It is the intention of this Code to establish the fundamental standard to be followed with regard to personal securities transactions of the Company’s Access Persons. This Code is designed to ensure that all personal securities transactions by individuals with access to information regarding real or potential portfolio securities of the Company are conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Persons interest and the interests of the Company or abuse of the Access Persons position of trust and responsibility. It is not the intention of this Code to prohibit personal securities activities by Access Persons but to ensure the protection of the interests of the Company’s shareholders while doing so.

Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Company’s trading position or plans (sometimes referred to as front-running) and acceptance of personal favors that could influence trading judgments on behalf of the Company. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

The Board recognizes that certain Access Persons may have reporting obligations under other codes of ethics in addition to this Code. Further, this Code contains certain exclusions from its requirements which may apply to certain Access Persons. If it is unclear to you if any of these exceptions or exclusions apply to you, please contact the Company’s Chief Compliance Officer (the “CCO”).

I.	NOTIFICATION OF REPORTING OBLIGATIONS

All persons in a supervisory role shall: (i) promptly notify the CCO when any person becomes or is identified as becoming an Access Person, as defined below; (ii) provide notice to the Access Person of his or her being designated as an Access Person and of his or her obligations hereunder; (iii) provide the Access Person with a copy of this Code as currently in effect; and (iv) facilitate the execution of the Access Person certification in accordance with Section VII below.

II.	DEFINITIONS

a.	1933 Act is the Securities Act of 1933, as amended.

b.	1934 Act is the Securities Exchange Act of 1934, as amended.

c.	1940 Act is the Investment Company Act of 1940, as amended.

d.	Access Person includes:

1.	Any Advisory Person of the Company or of the Company’s Adviser, including its directors, officers, and general partners; and

2.

Any director, officer or general partner of the Managing Dealer who, in the ordinary course of business, makes, participates in or obtains information regarding an actual or potential purchase or sale of Covered Securities by the Company or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Company with respect to such transactions.

e.	Advisers Act is the Investment Advisers Act of 1940, as amended.

f.

Advisory Person of the Company or its Investment Adviser means: (i) any director, officer, general partner or employee of the Company or its Investment Adviser, or any company in a Control relationship to the Company or its Investment Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or its Investment Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

g.

Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompass those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in: (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

h.

Chief Compliance Officer (CCO) means the person or persons designated by the Board to fulfill the responsibilities assigned to the CCO hereunder. The CCO may designate any responsibilities hereunder to any person qualified to perform such responsibilities.

i.	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

j.	Covered Security means any Security, but excluding:

1.	Direct obligations of the government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares of open-end investment companies registered under the 1940 Act (other than exchange traded funds) that are not advised by the Company’s Investment Adviser and/or the Managing Dealer.

k.

Initial Public Offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

l.	Investment Adviser shall be defined in accordance with Section 2(20) of the 1940 Act and shall include all investment advisers of the Company, including all investment sub-advisers.

m.	Investment Personnel or Investment Person means:

1.

Any employee of the Company, its Investment Adviser (or of any company in a Control relationship to the Company or its Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company or the evaluation of, or investment in, a Covered Security by the Company; or

2.

Any natural person who controls the Company or its Investment Adviser and who obtains information concerning recommendations regarding the purchase or sale of securities or the evaluation of or investment in a Covered Security by the Company.

n.

Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

o.	Managing Dealer initially means CNL Securities Corp., a Florida corporation.

p.

Security means a security as defined in Section 2(a)(9) of the 1940 Act, which includes: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Company certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, shares of closed-end investment companies, shares of exchange traded funds (whether registered as open-end investment companies or as a unit investment trust), limited partnership interests, limited liability company interests and shares or debt instruments issued in Limited Offerings, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing.

q.	Security Held or to be Acquired by the Company means:

1.	any Covered Security that, within the most recent 15 days, has been held by the Company or is being considered by the Company or its Investment Adviser for purchase by the Company; or

2.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

r.	Service Provider(s) means, as appropriate, the Company’s Investment Adviser(s) and/or the Managing Dealer.

III.	GENERAL PRINCIPLES

Rule 17j-1 makes it unlawful for any Access Person of the Company, any Access Person of the Company’s Investment Adviser, or any director, officer or general partner of the Managing Dealer, in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Company, to:

a.	Employ any device, scheme or artifice to defraud the Company;

b.

Make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

c.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Company; or

d.	Engage in any manipulative practice with respect to the Company.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above. The interests of the Company and its shareholders are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Company and its shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Company and its shareholders.

IV.	STANDARDS OF CONDUCT

This Code is intended to be a codification of standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of this Code to the CCO; and

•	Accountability for adherence to this Code.

Notwithstanding the requirements of the 1940 Act and the federal securities laws, the Company expects all of its associates, officers, directors, associated persons and Access Persons to adhere to the same ideals, principles and values regarding high ethical conduct and should not only live up to the letter of the law but also to these ideals.

V.	SUBSTANTIVE RESTRICTIONS

Investment Personnel are generally prohibited from participating in Initial Public Offerings and Limited Offerings. Any profits derived from transactions in violation of this Section V shall be forfeited and paid to the Company for the benefit of its shareholders.

Investment Personnel may not purchase or sell any Covered Security that has been designated a Restricted Security by the CCO without first obtaining prior clearance from the CCO. The CCO may reject any request for clearance for a proposed trade: (a) that involves a security that is being purchased or sold by the Company or is being considered for purchase or sale; (b) where the CCO has deemed, in his or her best judgment, the Investment Personnel is or may be privy to non-public information concerning the security; (c) that is otherwise prohibited under any internal policies of the Company; (d) that breaches the Investment Personnel’s fiduciary duty to the Company; (e) that is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (f) that creates a conflict of interest or an appearance thereof.

It is the responsibility of the CCO to determine for purposes of the application of the restrictions of this sub-paragraph which Covered Securities should be deemed a Restricted Security. Such determination shall be based on current and upcoming recommendations of securities for purchase or sale in or out of the client accounts and any other circumstance which may warrant such a designation to protect the appearance of any impropriety. The SEC, as well as this Code, requires that all transactions by Investment Personnel in Initial Public Offerings and Limited Offerings require pre-clearance by the CCO. In addition, any transactions involving securities of the Company require pre-clearance by the CCO. The Restricted Security List will be distributed to Investment Personnel in a manner and frequency designed to keep Investment Personnel fully advised of such designations. It is the responsibility of Investment Personnel to review the list prior to placing any order for his/her personal account and submitting a pre-clearance request for any Restricted Security in accordance with this Code. Compliance with the requirements under this Section shall be verified by the CCO as a part of the review of Investment Personnel periodic reports.

The Restricted Security List is attached hereto as Appendix 2. In the absence of a published Restricted Security List, each associate shall deem any Covered Security to be a Restricted Security requiring transaction pre-clearance. See, Appendix 3, for a Form of Pre-clearance Request Memo.

Notwithstanding the restrictions above, Investment Personnel may participate in an Initial Public Offering or a Limited Offering or acquire interests in a Covered Security which is also a holding of, or for which a transaction in is under consideration by, the Company, if he or she obtains written approval from the CCO before directly or indirectly acquiring Beneficial Ownership in such security, provided that if such Investment Personnel is the CCO, such written approval must be obtained from the president of the Company. The CCO or president of the Company, as the case may be, may approve the transaction if he or she determines that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Personnel will not create a material conflict with the Company. A record of any decisions made in this regard, including the reasons for the decision, shall be kept in accordance with the requirements of Section X below.

VI.	REPORTING REQUIREMENTS

To enable the Company to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in sub-section (d) below:

a.

Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall deliver a report in writing (an “Initial Holdings Report”) to the CCO, in a form acceptable to the CCO, of all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

2.

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted by the Access Person.

b.

Quarterly Transaction Report. Each Access Person shall deliver a report in writing (a “Quarterly Transaction Report”), to the CCO within 30 days of the end of each calendar quarter, in a form acceptable to the CCO, that includes:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

i.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the Covered Security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.	The name of the broker, dealer or bank with whom the Access Person established the account;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Access Person.

c.

Annual Holdings Report. Each Access Person shall deliver a written report annually (an “Annual Holdings Report”), in a form acceptable to the CCO, no later than January 31 of each year, that includes the following information, which must be current as of December 31 of the prior calendar year:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

d.	Exceptions from Reporting Requirements

1.

An Access Person need not submit reports pursuant to this Section VI with respect to transactions effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or control.

2.	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic purchase plan or dividend reinvestment plan.

3.

Any Access Person of the Company who is also an Access Person of an Investment Adviser to the Company need not submit reports pursuant to this Section VI provided that such person is otherwise subject to a code of ethics that is compliant with Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act and properly adopted by such Investment Adviser.

4.	Any Access Person of the Company who is also an Access Person of the Managing Dealer to the Company need not submit reports pursuant to this Section VI if:

i.	The Managing Dealer is not an affiliated person of the Company or any Investment Adviser of the Company; and

ii.	The Managing Dealer has no officer, director or general partner who serves as an officer, director or general partner of the Company or of any Investment Adviser of the Company.

5.

A director of the Company who is not an “interested person” of the Company (as defined in Section 2(a)(19) of the 1940 Act) (an “Independent Director”), and who would be required to make a report solely by reason of being a director of the Company, need not make:

i.	An Initial Holdings Report or an Annual Holdings Report; and

ii.

A Quarterly Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that, during the 15-day period immediately preceding or after the director’s transaction in a Covered Security, the Company purchased or sold such Covered Security or the Company considered purchasing or selling the Covered Security.

6.

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person, provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

7.	The form of reporting pursuant to this Section VI shall be in accordance with such form and process as established by the CCO at his or her discretion.

8.

It is the Company’s policy that these reports be submitted quarterly by all Access Persons, whether or not securities transactions have occurred in their accounts during the relevant period. Those Access Persons having no securities transaction to report must indicate this fact in his or her report. The report must then be dated, signed and submitted to the CCO for review.

VII.	CERTIFICATION

All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph is attached to this Code as Appendix 1.

VIII.	ENFORCEMENT

a.

To the extent that any Access Person under this policy is also governed by a code of ethics of an Investment Adviser of the Company or the Managing Dealer, and such code of ethics has been determined by the CCO to be compliant with Rule 17j-1 of the 1940 Act, the CCO may direct the reporting obligations under Section VI hereunder to the respective Investment Adviser or the Managing Dealer, provided that the chief compliance officer of such Investment Adviser or the Managing Dealer, as the case may be, provides quarterly certifications to the CCO hereunder, that such reporting obligations have been properly complied with by the Access Person(s). For purposes of verification of such certification, the CCO retains the authority to request and examine the books and records of the Investment Adviser or the Managing Dealer, as applicable, at his or her sole discretion.

b.

Unless the chief compliance officer of the Investment Adviser or the Managing Dealer provides a list designating the individuals deemed to be Access Persons under this Code, the CCO shall presumptively conclude that all Advisory Persons of the Investment Adviser and any director, officer or general partner of the Managing Dealer are Access Persons subject to the reporting requirements hereunder.

c.

If the CCO determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the CCO may give such person an opportunity to supply additional information regarding the transaction in question.

d.

If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Board. The Board, including a majority of the Independent Directors, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required pursuant to Section XII, including, among other things, a letter of sanction, suspension or termination of the employment of the violator.

e.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the CCO is under consideration, a director of the Company designated for this purpose by the Board or, in the absence of such designation, the Chairman of the Company’s Nominating and Governance Committee, shall act in all respects in the manner prescribed herein in place of the CCO.

IX.	REPORTS TO THE BOARD

Each of the CCO, the Company’s Investment Adviser(s) and the Managing Dealer shall provide to the Board, no less frequently than annually, and the Board must consider, a written report that, to the extent not previously provided in a written report to the Board:

a.

Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and any sanctions imposed in response to the material violations; and

b.

Certifies that the Company, the Company’s Investment Adviser(s) or the Managing Dealer, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Notwithstanding the foregoing, the Managing Dealer need not submit reports pursuant to this Section IX if exempted from the reporting requirements pursuant to Section VI above.

X.	RECORDKEEPING

The Company shall maintain the following records at its principal offices as follows:

a.	This Code and any related procedures, and any code of ethics of the Company that has been in effect during the past five years, shall be maintained in an easily accessible place;

b.

A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.

A copy of each report under this Code made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

d.	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section VI, to be maintained in an easily accessible place;

e.	A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

f.

A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

XI.	CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Corporation) any information regarding securities transactions by the Company or consideration by the Company or the Investment Adviser(s) of any such securities transactions.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

XII.	SANCTIONS

Upon discovering a violation of this Code, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Company, disgorgement, or the recommendation to the employer of the violator for the suspension or termination of the violator’s association with the Company.

XIII.	APPROVAL REQUIREMENTS

This Code and any material changes must be approved by the Board, including a majority of the Independent Directors. Before initially retaining any Investment Adviser or the Managing Dealer, the Board, including a majority of the Independent Directors, must also approve the code of ethics of such Investment Adviser and/or the Managing Dealer, if required under federal securities laws to have such code of ethics, and must approve any material change to such codes of ethics within six months after the adoption of the material change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code, or an Investment Adviser’s or the Managing Dealer’s code of ethics or any material amendments thereto, the Board must have received a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating such entity’s code of ethics.

Adopted:  March 16, 2011

Modified: March 14, 2012

CORPORATE CAPITAL TRUST

APPENDIX 1

AMENDED AND RESTATED CODE OF ETHICS

ACCESS PERSON CERTIFICATION FORM

• CERTIFICATION UPON BEING DESIGNATED AN “ACCESS PERSON”

This is to certify that I have read and understand the Amended and Restated Code of Ethics of Corporate Capital Trust, Inc. (the “Code of Ethics”) and I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

• ANNUAL CERTIFICATION

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

Please sign and return this Certification Form to the Company’s Chief Compliance Officer, Nathan P. Headrick, at the offices of Corporate Capital Trust. Please retain the Code of Ethics for your records.